UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
EQUAL ENERGY LTD.
(Exact name of registrant as specified in its charter)

Alberta	N/A

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 2700, 500-4th Avenue S.W. Calgary, Alberta, Canada	T2P 2V6

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be registered	each class is to be registered
Common Shares	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates (if applicable): N/A
Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note
     This Amendment No. 1 hereby amends the registration statement on Form 8-A filed by Equal Energy Ltd. (formerly named Enterra Energy Trust) with the Securities Exchange Commission (the “SEC”) on February 6, 2006 (the “Registration Statement”), relating to the trust units of Enterra Energy Trust (“Enterra”). On May 31, 2010 Enterra completed a court-approved statutory plan of arrangement (the “Arrangement”) pursuant to which unitholders in Enterra exchanged their trust units in Enterra for common shares of Equal Energy Ltd. (“Equal”), which immediately prior to the consummation of the Arrangement was a newly-formed wholly-owned subsidiary of Enterra. Equal has the same assets, liabilities, directors, management and employees that Enterra had prior to the Arrangement. The Arrangement was effected pursuant to Section 193 of the Business Corporations Act (Alberta). Pursuant to the Arrangement, among other things, each issued and outstanding trust unit of Enterra was exchanged for one-third of one newly issued common share of Equal.
     As a result of the Arrangement, Equal became the successor issuer to Enterra under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will succeed to Enterra’s reporting obligations thereunder. Pursuant to Rule 12g-3 promulgated under the Exchange Act, the common shares of Equal are deemed to be registered under paragraph (b) of Section 12 of the Exchange Act. Set forth in Item 1 below is a description of the common shares.
     The Registration Statement is incorporated herein by reference. Item 1 of the Registration Statement is amended by replacing Item 1 of the Registration Statement with the following:
Item 1. Description of Registrant’s Securities to be Registered
     The class of securities to be registered hereby is common shares of Equal, a corporation duly formed under the laws of the Province of Alberta, Canada. A description of the common shares is set forth under the headings “Description of Capital Structure”, “Consolidated Capitalization”, “Dividend Record and Policy”, “Prior Sales” and “Trading Prices and Volume” in Appendix F (“Information Concerning Equal Energy”) to the Information and Proxy Circular of Enterra dated April 13, 2010, filed with the SEC on Form 6-K on May 18, 2010, which description is incorporated herein by reference. The foregoing description is only a summary of certain terms and conditions of the common shares and is qualified in its entirety by reference to the Articles of Arrangement, By-Laws and Specimen Common Share Certificate of Equal Energy Ltd., which are exhibited hereto.
Item 2. Exhibits

Exhibit Number	Description of Exhibit
3.1	Articles of Arrangement of Equal Energy Ltd.

3.2	By-Laws of Equal Energy Ltd.

4.1	Specimen Common Share Certificate.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equal Energy Ltd.
Date: June 1, 2010	By:	/s/ Blaine Boerchers
		Name:	Blaine Boerchers
		Title:	Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Articles of Arrangement of Equal Energy Ltd.

3.2	By-Laws of Equal Energy Ltd.

4.1	Specimen Common Share Certificate.

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